EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (amounts in millions)

                                               --------------------------------------------------------
                                                               Year Ended December 31,

                                                 2003         2002        2001       2000       1999
                                               ----------  ---------- ----------- ---------- ----------
Earnings
  Income (loss) from continuing operations
    before taxes and cumulative effect of
    change in accounting principle.............$   (35.3)  $   (28.2)   $   18.9  $  161.8   $    98.4

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries................    ---         ---         ---       ---         ---
    Undistributed (income) loss of less than
      50% owned investments....................    ---         ---         ---       ---         ---
    Distributions from less than 50% owned
      investments..............................    ---         ---         ---       ---         ---
    Fixed charges..............................    123.7       108.0        94.8     106.2        88.4
                                                 --------    ----------  ---------  -------    --------

  Earnings.....................................     88.4        79.8       113.7     268.0       186.8
                                                 --------    ----------  ---------  -------    --------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization...............................     99.9        92.9        86.7      99.8        82.8
  Accretion of redeemable convertible
   preferred stock.............................    ---         ---         ---       ---         ---
  Amortization of debt issuance costs..........      5.5         4.8         3.8       3.5         2.6
  Portion of rental expense representative of
    interest factor (assumed to be 33%)........     18.3        10.3         4.3       2.9         3.0
                                                 --------    ----------  ---------  -------    --------

  Fixed charges................................$   123.7   $   108.0   $    94.8  $  106.2   $    88.4
                                                 --------    ----------  ---------  -------    --------

Ratio of earnings to combined fixed charges....  ---(1)        ---(1)        1.2x    2.5x          2.1x
                                                 ========    ==========  =========  =======    ========

Amount of earnings deficiency for coverage of
   combined fixed charges......................$    35.3   $    28.2   $   ---    $  ---     $   ---
                                                 ========    ==========  =========  =======    ========

(1) Less than 1.0x
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